Exhibit 99.2
NYMAGIC, INC.
Moderator: George Kallop
August 5, 2008
9:00 a.m. ET

Operator:	Good morning. Welcome to the NYMAGIC conference call to discuss second quarter financial results. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now I would like to turn the call over to Miss Cecelia Heer of Richard Lewis Communications.

Cecelia Heer:	Thank you, April, and thank everyone for joining us today.

By now, all of you should have received a copy of the company’s press release which was disseminated yesterday after the close of the financial markets. If you have not received a copy, please contact Richard Lewis Communications at 212-827-0020 and a copy will be e-mailed to you immediately.

With us today we have Mr. George Kallop, President and CEO, Mr. Bill Michaelcheck, Director, Mr. William “Skip” Shaw, Vice Chairman, Mr. Tom Iacopelli, Chief Financial Officer, Mr. Paul Hart, General Counsel, and Mr. Mark Blackman, Chief Underwriting Officer.

Before we begin, we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance, and financial condition contained herein, including statements related to the outlook of the company’s performance in 2008 and beyond, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company. Some of these assumptions may not materialize, and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industries, premium rates, investment yields, estimation of loss revenues and loss reserve development, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence of wars and acts of terrorism, net loss retention, the affect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies, and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

And now I would like to introduce Mr. George Kallop, President and CEO of NYMAGIC.

George Kallop:	Thank you, and good morning to everyone.

This morning I’d like to make some brief comments on second quarter results, then I will ask Bill Michaelcheck, Chairman of Mariner Investment Group, to provide some additional details on our investment portfolio and an overview of the investment markets. Afterwards, we will be happy to take any questions you may have.

The company reported a net loss for the three months ended June 30, 2008 of $4.7 million, or 55 cents per diluted share, compared with net earnings of $10.3 million, or $1.12 per diluted share in 2007. This loss was attributable to after-tax losses of $8.1 million, or 93 cents per diluted share, arising from the settlement of certain disputed reinsurance receivables primarily related to the company’s old asbestos and environmental book, and a re-evaluation of the provision for other potentially uncollectible reinsurance receivables of a similar nature in the same book.

Net losses for the six months ended June 30, 2008 totaled $34.5 million, or $3.98 per diluted share, compared with net earnings of $17.8 million, or $1.93 per diluted share, for the six months ended June 30, 2007. First quarter investment losses, combined with the aforementioned charge, produced this loss for the first six months of 2008.

With regard to insurance operations, gross premiums written during the second quarter of 2008 totaled $47.6 million, compared with $57.5 million during the second quarter of 2007. The ocean marine segment declined by $5.9 million, or 20 percent, from the same period in 2007. This was almost entirely attributable to a decline in premiums resulting from our decision to terminate the Southern Marine cargo program. Increases and decreases in the other lines generally offset each other during the quarter. The inland marine/ fire segment declined marginally by three percent with most lines showing small declines.

The other liabilities segment decreased by $3.9 million, or 17 percent. Much of this was due to a decline in excess workers’ compensation premiums. This was largely due to the fact that the company realized substantial additional audit premiums in the second quarter of 2007 from its former program with

CRM that was terminated at the end of 2006. A small decline in E&O premiums accounted for the balance of the reduction.

Gross premiums written for the first six months of 2008 totaled $119.2 million as compared with $126.1 million for the same period of 2007. Within the ocean marine segment, premium declines attributable to termination of the Southern Marine program and continued culling of the hull book are primary factors in the decline. Inland marine/fire declined marginally. Other liabilities increased by four percent, largely driven by increases in aggregate workers’ compensation and growth in the casualty book. During the first half of 2008, we saw a small decrease in E&O premiums but a significant increase in casualty premiums.

Net premiums written during the second quarter of 2008 totaled $34.3 million compared with $40.4 million during the second quarter of 2007. This was a decrease of $6.1 million, or 15 percent. Ocean marine net premiums declined in concert with gross written premium.

Inland marine/fire net premium declined marginally in dollar terms, and other liability net premiums also declined roughly in concert with gross.

Net premiums written during the first six months of 2008 totaled $94.2 million, a slight increase of one percent over the same period in 2007. This was largely driven by higher retention of new excess workers’ compensation premium written by Midlands Management as compared with our old program with CRM.

Net premiums earned for the second quarter of 2008 totaled $43.1 million, compared with $36.6 million for the second quarter of 2007. This was an increase of 18 percent. Ocean marine and other liability net premiums earned increased by 14 percent and 25 percent, respectively, while inland marine/fire was down marginally in dollar terms.

Net premiums earned for the first six months of 2008 totaled $88 million, compared with $76.3 million during the same period of 2007. This was an increase of $11.7 million, or 15 percent. Growth in other liabilities contributed most of this increase, with a smaller contribution coming from ocean marine. Inland marine/fire was essentially flat.

Adverse loss reserve development amounted to $10.1 million and $9.1 million during the second quarter and six months ending June 30 of 2008, respectively. Adverse development included $12.4 million attributable to the settlement of certain disputed reinsurance receivables primarily related to the company’s old asbestos and environmental book, and a re-evaluation of the reserve for potentially uncollectible reinsurance receivables of a similar nature. Roughly 75 percent of this amount related to the settlement of the disputed reinsurance receivables, and 25 percent related to reserve adjustments for other similar reinsurance receivables. This was partially offset by favorable development in our ongoing ocean marine and inland marine/fire segments. During 2007 favorable loss development totaled $8.3 million and $9.7 million for the second quarter and first six months of 2007, respectively. During 2007, this favorable development included $5.7 million attributable to the novation of certain excess workers’ compensation policies with CRM.

The company’s combined ratio for the second quarter of 2008 was 130.1 percent versus 95.6 percent during the second quarter of 2007. The company’s combined ratio for the first six months of 2008 was 114.4 percent versus 96.7 percent for the same period of 2007. The reinsurance receivables write-off added 28.8 percent and 24.4 percent to the combined ratios for the second quarter and six months ended June 30, 2008, respectively. During 2007 the novation of certain excess workers’ compensation policies reduced the combined ratio for the second quarter and six months ended June 30, 2007 by 15.4 percent and 7.7 percent, respectively.

Turning to the investment side, investment income totaled $4.9 million during the second quarter of 2008 compared with $15.7 million during the same period of 2007. For the six months ended June 30, 2008, investment losses totaled $8.1 million, primarily as a result of unrealized losses incurred during the first quarter of 2008. This reduction of investment income was largely due to losses in trading portfolio activities, lower limited partnership hedge fund income and reduced interest income from fixed maturities held for sale.

Net realized investment gains after taxes were $580,000 for the second quarter of 2008. Net realized investment losses after taxes for the six months ended June 30th, 2008, however, totaled $20.4 million, or $2.35 per diluted share. The realized losses for the first six months of 2008 are almost entirely attributable to the decline in the market value of the company’s super senior residential mortgage backed securities during the first quarter of 2008. These securities recovered value during April 2008, but a portion of that increase was lost during May and June. The company still owns all of these securities.

During July of 2008, the market value of the company’s mortgage backed securities, preferred stock and exchange traded financial index shares declined markedly. The company sold all of its financial index shares and half of its position in the preferred stock of Fannie Mae and Freddie Mac. Taking into account the realized losses incurred in connection with those sales, the aggregate value of these securities as of July 31, 2008 has declined by approximately $36.8 million pre-tax since June 30, 2008.

Since April 1, 2008, the company has repurchased a total of 316,600 of its common shares. At June 30, 2008, book value per share amounted to $28.05 as compared with $28.10 at March 31, 2008. NYMAGIC has substantial liquidity to fund additional purchases and plans to contribute $20 million of additional capital to its insurance companies during August 2008 as well.

I would like to now turn it over to Bill Michaelcheck for a more detailed commentary on our investment portfolio and the investment market generally. Bill?

Bill Michaelcheck:	Thank you, George.

I am the Chairman of Mariner, and I’ve taken direct responsibility with Skip Shaw, who’s here, for this portfolio, and we’ve assembled a team at Mariner to focus on the fixed income asset classes that we have in the portfolio.

Given the market movement in the month of July after the end of the second quarter, Mariner has recommended to the company, and the company has made, some significant changes to its portfolio. So far, we’ve recommended to the company, which has made the decision, to reduce the portfolio’s exposure to the financial industry sector. The company has, as George mentioned, had a portfolio of preferred stocks of financial companies which has hurt us significantly.

So far, we have reduced that portfolio either through sales or mark downs from, I believe, $94 million down currently to around $48 million, and we would anticipate some further reductions, although not completely eliminating the portfolio. It was our opinion that these financial sector preferred stocks, even though they were in what we thought were solid institutions, correlate too highly with our mortgage portfolio so that we didn’t want to have both things.

In addition, the company has, as George mentioned, a substantial cash liquidity position. As of the end of July our total portfolio of the holding company and the insurance companies is approximately $590 million. Of that, cash and short term securities is about $147 million and the U.S. treasury position is about $16 million, bringing a total of $163 million of cash or very liquid securities out of a combined $590 million.

In reducing our exposure to the financial industry, as I mentioned, we’ve sold about half of our Freddie Mac and Fannie Mae preferred stock position.

Currently those position, and we still have some of each, total at market, value of around $15 million. We are deciding whether to keep or sell those also.

George mentioned that we had some financial industry SPDRs or index securities that we have sold. We’ve also sold some of the preferred stock of other large financial institutions.

The general goal is to move the portfolio away from concentration in the financial industry, to take our cash, which is very substantial, and use a significant portion of it over the next six months to invest in very high grade short and intermediate securities. We do not have a plan to lengthen our maturity substantially. We don’t want to have significant duration risk given the inflation issues in the U.S. economy.

To go over our portfolio now in some summary terms, as I mentioned, we have about $590 million total. Of that, cash and treasury is about $160 million. These are round numbers. We have a portfolio of municipal bonds of about $112 million. Of that, 40 percent are rated AAA, 55 percent rated AA, and five percent rated A, which is a state general obligation security. So we feel our municipal portfolio is very high quality.

We continue to hold our mortgage backed securities portfolio, as George said, which has hurt us substantially. Currently the market value of that portfolio is around $83 million, which is about 15 percent of the market value of our entire portfolio. These securities, as is mentioned in the press release, are AAA securities, still. They are, however, Alt-A securities, which have been written about, as you know. These are super senior securities, meaning they are the top end of the AAA category. They have credit subordination, meaning there are subordinated classes under these asset-backed portfolios from 27 to 51 percent, so that losses and defaults and realized losses have to be of that size before our security is hurt. In addition, our securities are now mark-to-market, roughly in the 60s. They vary by particular security dollar price so that combining the mark-to-market price with the subordination, these securities are highly protected. It doesn’t mean, obviously, they have not gone down in price, and they may continue to go down in price. We currently feel that these securities can be held to maturity, and we will receive our value, but we continue to watch them.

As I mentioned, our preferred stock portfolio is down to around $48 million. We still have our hedge fund portfolio, which has held up rather well in this environment. That portfolio is, I believe, Tom, around $150 million, is that correct?

Tom Iacopelli:	We have at the end of June about $171 million.

Bill Michaelcheck:	$171 million of hedge funds. It is a diversified basket of funds, and we continue to hold that portfolio.

So for closure of my comments, I would just say that we are not pleased with the performance of the portfolio. We are pulling all our resources to both make the portfolio more conservative, reduce its volatility, and to focus our energies on it.

Skip Shaw:	This is Skip Shaw. We also had a small position in levered loans, and that position is being reduced.

Bill Michaelcheck:	Well, the position was $16 million, and we have sold more than half of it.

Skip Shaw:	We’ve sold $10 million.

Bill Michaelcheck:	Again, that’s the whole thesis of our portfolio analysis to move toward a more conservative, less volatile portfolio, and to move the focus away from the financial services industry/housing crisis.

George Kallop:	Thank you, Bill.

In just a couple of minutes, I’m going to open it to questions, but I just thought I’d make a couple of closing remarks at this point.

This clearly has not been a great time the last few months for NYMAGIC, but I think to some extent it is beneficial to step back a little bit and gain a little bit of perspective on what has happened during the last few years and the current state of our business. First of all, I think, as a general statement, our fundamental ongoing insurance operations are in good shape. If you look back over the last few years, we have managed to roughly double premium since the first six months of 2003. In the first six months of 2003 we had gross written premiums of $66.5 million. We are now at $119.1.

During this time, we have substantially diversified the insurance business, increasingly diversifying it into other liabilities. We have also maintained favorable loss ratios throughout this period. So, I think the fundamental insurance business is in good shape. We have shown the ability to grow, and we certainly have expectations that we will be able to grow in the future. We are very optimistic about the future of MMO Agencies. They have just written their first couple of accounts, and we are hopeful that that will add substantially to premium going forward.

If I were to cite two big challenges this company has, I think one is clearly on the investment side, and you’ve heard from Bill Michaelcheck in terms of what the response is to that. And, as you know, the situation has been made more severe by quite unique circumstances in the turbulent financial markets.

Our other big challenge is on the expense side. Expenses tend to be more of a challenge for us as a smaller company. It comes with the territory. There are other advantages to being a smaller company, of which one is to be able to build books of business by prospecting in niches that larger companies would not find attractive or can’t compete in successfully. But it is a challenge, and as we grow, I expect it will become less of a challenge over time.

The second aspect of our expense side is legacy issues. Our company continues, as we just described in this quarter, to deal with old legacy issues, many of these dating back many years. That’s the bad news. Not only does it cost money in terms of G&A and overhead to cope with these things, but we periodically have to clean and clear the books, and it’s a major effort here to try to get through this process. I think the good news on the legacy side is that it is going away. It may be slower than we might like, it may be somewhat more expensive than we might like over time, but in the end, it is going away. We recorded some after-tax losses from the reinsurance receivable issue. We also had a re-check on our loss reserves for our old A&E book and found no need to adjust them, so that’s a little bit of good news. Expenses have also been adversely affected recently by startup costs for MMO Agencies. And, we bought a book of insurance agents E&O. We have been engaged in starting up MMO Agencies. That has expenses that we think of more in terms of an investment in the future, and we have high expectations for that.

We also had another unusual aspect in the first six months. We had leased a new floor here for expanded staff. We didn’t need the entire floor, but we had to rent the entire floor while renovations were taking place. Roughly 40 percent of that floor has now been subleased on a lease starting on August 1st, so we would expect some relief on that front.

And, as we’ve also mentioned before, we are in the process of upgrading our IT systems. We expect that process to go into the first quarter of next year, but that again is positioning the company for the future, and we think is money well spent.

So overall, while the results for the quarter are disappointing, I have confidence in the fundamentals of the business, and I think we have reasons to be optimistic about the future.

We’ll now pause for a minute, and if any of you would like to ask questions of any of us we would be happy to answer them.

Operator:	Once again, if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

The first question comes from the line of Amit Kumar with Fox-Pitt Kelton.

George Kallop:	Good morning, Amit.

Amit Kumar:	Good morning. Thanks for the call.

I have a few quick questions. Going back to the charge. Is this from the Equitas recoverable?

George Kallop:	Yes.

Amit Kumar:	So it’s $6.2 million from Equitas, right?

George Kallop:	It was $8.1 million after tax for the entire charge, and roughly $9 million for the pre-tax.

Amit Kumar:	Going back to your discussion in the 10-K on the reinsurance recoverable issue, you have a list with names and a detailed discussion. Is there any update on any of the other names, or do you foresee discussions or some sort of development on that front going forward?

Tom Iacopelli:	I think the reinsurers that are listed in our 10-K are, first of all, high quality companies. A lot of them participate on our current program, and that includes the payment of hurricane losses where we do not see any problems with any of those reinsurers. Some of the reinsurers participate on our older A&E book, which is largely Equitas, and we’ve settled our position with them, and those recoverables are now gone. We do have some recoverables from smaller companies, smaller balances, as well as from larger companies on the A&E front. What we’ve done is we’ve reassessed our bad debt recoverables for those companies, and we’ve added about $3 million during the quarter. So going forward, we don’t envision any problems on the A&E front, and certainly on the current book of business our reinsurers are paying us.

Amit Kumar:	That’s helpful. What is the net reserves number for your A&E policies?

Tom Iacopelli:	We have net reserves of about $10 to $12 million. This would exclude the bad debt provision that we set up for all of our companies. Our gross reserves are in the $60 to $70 million range for A&E losses, and they’ve come down a little bit from year end as we pay out and settle a large number of cases. I know this year we’ve paid a few million on the gross side as a result of settlements. But again, as George alluded to earlier, we feel very confident on our overall gross exposure. We’ve had internal and external actuaries look at our A&E reserves, and we feel very comfortable with our position.

Amit Kumar:	That’s helpful. What’s the survival ratio on that?

Tom Iacopelli:	If you break out some of these large settlements that we’ve made, a fair amount of our losses that we pay are pretty much due to structured settlements, so what we’ll do is we’ll agree to pay a large sum over a few years, and those payments really dominate the loss payments that we make in total for A&E. If you exclude those amounts, we pay a very small amount, probably $1 million a year, in non-structured settlement payments. So our reserves are quite strong relative to those non-structured settlements.

Amit Kumar:	That’s very helpful. Moving on, you mentioned the capital contribution, I think $20 million. Was that also a result of any discussion with the ratings agencies or was that an internal

George Kallop:	The decision to contribute the capital to the insurance companies was one that we made before any conversations with the rating agencies. We made it as an indication of our commitment to maintain the surplus at those levels. The losses occurred in July. To the extent they remain permanent, and who knows if they’re going to be permanent or not, they will obviously impact the surplus of the insurance companies, and we made the decision that we would provide for that contingency. If the values don’t come back, we’re covered; and, if they do come back, then we’ve increased surplus at the insurance company level.

Amit Kumar:	That’s fair. I guess the ratings agencies knew this was happening and they were involved in the process, right?

George Kallop:	Our principal rating agency was informed yesterday of events.

Amit Kumar:	That’s very helpful.

George Kallop:	Remember, the important thing is, that this was a decision made by us; it was not a decision that we were encouraged to make by outsiders.

Amit Kumar:	That’s very helpful. Moving on, and then I’ll re-queue, you mentioned $36.8 million, I think, is the reduction in market value, and I was trying to write down the numbers. I think $15 million came from Freddie and Fannie, right? Can you just go over that breakdown one more time because I couldn’t write that down.

Skip Shaw:	Yes. I have some details for you, Amit. Of the $36.8 million, $16.6 million relates to the super senior reduction since June 30, $18.4 million would relate to the total preferred stock portfolio, which includes the Fannie Mae and Freddie Mac reductions, and lastly we have about $1.8 million that results from an exchange traded fund that was actually sold in the month of July, so we’re done with that.

Bill Michaelcheck:	The $16 million you referred to is the current market value of Fannie Mae and Freddie Mac holdings.

Amit Kumar:	Sixteen point eight, OK. And just one final question, then I’ll re-queue.

In terms of your top line prospects, and I know you’ve talked about some small M&A, I’m just wondering based on what we have seen this quarter, has your focus or thought process changed in any sense, or are you still looking and exploring new opportunities in other liability lines?

George Kallop:	The answer is, we’re continuing to explore new opportunities. We may have another new line to announce shortly, but it is still in process. We’re very optimistic about MMO Agencies. Those fellows started in early May, got themselves organized, got our systems up and running, went out and solicited some agents, and are starting to write business. So I think that’s pretty fast track in terms of getting started, and we’re optimistic on that.

The other thing to remember, if you’re looking at quarter-to-quarter comparisons, is that if you look back at last year, we did have some extraordinary additional income from those audit premiums, and it was not a small amount. It was a significant — a very significant amount. So while point-to-point comparisons might not look so wonderful, if you start to factor in a few special events, it does look a lot more encouraging.

So I would say, and maybe Mark wants to chime in, that we’re optimistic. Clearly it’s a soft market and there are challenges out there, but we are playing the game that we’ve played successfully for years now of looking for new niche books of business, $3, $5, $10, $15 million at a clip. We’ve been able to do it before, and I think we can continue to do it.

Mark? Any further comments?

Mark Blackman:	We took what we had with the marine company essentially about four or five years ago, which was a smattering of property, casualty and professional, and we built the second leg of the stool which was a judgment rated professional liability book. We picked up the casualty. The professional liability staff has five underwriters, three of them are lawyers, one of them is a CPA. We want to do it right on professional.

We’re not going to write our rates down. Our focus on that is the smaller accounts. The big ones just get flogged. It is an important thing that George Kallop said, we’re in a soft market right now and we’re going to try to hold onto the business that doesn’t get flogged, the ones that are smaller premiums where you’re going to build a relationship. We’re very hopeful that our agents and brokers’ program, through Excel/Spirit, will begin to develop more and more premium. We’re hopeful it’ll grow from $3 to $5 million this year. Then the third leg of the stool is MMO Agencies. We’ve known the Yanoff organization for over 20 years. We’ve done surplus lines business with them, and what we’re going to try to do is write an actuarially-driven book of very small accounts, average premium will probably be below $10,000. It’s business where you can form a relationship with your insured. It doesn’t get beaten up every year by a risk manager.

Finally we think MMO Agencies will also give us relationships with these brokers that will allow us to write more of the judgment-rated P&C business. So, we’re quite optimistic about the future.

George Kallop:	Thank you, Mark.

Amit Kumar:	That’s very helpful. I’ll re-queue. Thanks so much.

George Kallop:	Thanks, Amit.

Operator:	Once again, if you would like to ask a question, press star then the number one on your telephone keypad.

We have a follow-up question from the line of Amit Kumar with Fox Pitt Kelton.

George Kallop:	Welcome back.

Amit Kumar:	You talked about the top line and then M&A opportunities, but the flip side is we’ve seen a lot of M&A discussion and activities, and as you redo your investment book and your approach, what is your thought process on dealing with the investment issues now, and then perhaps if it makes sense, to join a larger player and then deal with the soft market.

Bill Michaelcheck:	This is Bill Michaelcheck. I can answer the investment side. I think our strategy, as we’ve mentioned before, is to move to a less volatile, more conservative strategy, move away from, or reduce our involvement in the financial services sector, which is what’s really hit us, and to do the best we can in a diversified strategy. We don’t have a significant commitment to corporate bonds. It’s our view that the corporate sector has not fully responded to the economic conditions that the mortgage has responded to. I think it would be a strategic mistake right now to move the portfolio sharply toward investment grade corporate. So we’re going to have a bigger portfolio of corporates, probably very high grade intermediate corporates. We haven’t decided exactly yet, but I think that’s the strategy. As you know, Mariner is the investment management company that manages the portfolio. That hasn’t changed, so that will be our strategy going forward for now.

George Kallop:	Thank you, Bill.

In terms of the second part of your question, Amit, we view our role here as to maximize shareholder value however we can do it, and we’ll continue to consider acquisitions, we’ll continue to focus on internal growth, and if something comes in from the outside, we’re certainly happy to talk to anybody. But one thing is for sure. We think that our book value is real. It is $28.05, and there is no need to give away the company to anybody. This company is sound, the insurance operations are sound. We’ve taken some hits. We have some challenges in front of us, but quite frankly, I think we’re going to get through them just fine, and as Mark said and I’ve said earlier, we’re optimistic about the future. So, if there is an outside party that’s interested in talking to us, we’re happy to talk to anybody out there, but our view is we’re doing just fine on our own. We’re in a strong condition. We are optimistic about our growth, and we’ll see what comes. In the end, it’s all about maximizing shareholder value however we can do it.

Amit Kumar:	My second and final question is in terms of expense ratio run rate. I know you mentioned a one-timer and you also mentioned that there were going to be some new expenses based on some of the new initiatives. What’s a good run rate for expenses going forward?

George Kallop:	We have never gotten into forecasting. What I tried to do was highlight a couple of the things that impacted the latest quarter. At this point MMO Agencies, for example, is up and running. I explained about where we are in the rental expense. I also commented that the legacy issues aren’t going away quickly, but they are going away. So, I don’t think those expenses will increase. I think they’ll decline over time. The speed of that is much harder to predict. One thing is for sure. A fair amount of these expenses are relatively fixed, and if we can increase top line growth, then that should have less and less impact in terms of expense ratios.

Amit Kumar:	That’s all I have for now. Thanks so much.

George Kallop:	Thanks again, Amit.

Operator:	At this time, there are no further questions.

George Kallop:	Thank you all for joining the call this morning. Hopefully we’ve given you a good overview of the first six months and the second quarter of this year. I look forward to speaking to all of you regarding our third quarter results later this year.

Thank you very much for your attention.

Operator:	This concludes today’s NYMAGIC conference call. You may now disconnect.

END

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